Exhibit 99.1

FINAL TRANSCRIPT

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Conference Call Transcript

LZ - Q1 2010 Lubrizol Earnings Conference Call

Event Date/Time: Apr 29, 2010 / 03:00PM GMT

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Final Transcript

Apr 29, 2010 / 03:00PM GMT, LZ — Q1 2010 Lubrizol Earnings Conference Call
CORPORATE PARTICIPANTS
Mark Sutherland
Lubrizol — Director, IR
Charlie Cooley
Lubrizol — SVP & CFO
James Hambrick
Lubrizol — Chairman, President & CEO
CONFERENCE CALL PARTICIPANTS
David Begleiter
Deutsche Bank — Analyst
P.J. Juvekar
Citi — Analyst
Amanda Sigouin
Jefferies & Co. — Analyst
Rosemarie Morbelli
Ingalls & Snyder — Analyst
Jeff Zekauskas
JPMorgan — Analyst
Mike Sison
KeyBanc — Analyst
Saul Ludwig
Northcoast Research — Analyst
Dmitry Silversteyn
Longbow Research — Analyst
PRESENTATION

Operator
Ladies and gentlemen, we’d like to thank you for standing by and welcome to the first-quarter earnings call teleconference. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session, and instructions will be given at that time. (Operator Instructions). As a reminder, today’s call will be recorded.
I would now like to turn the call over to your facilitator and host, Director of Investor Relations, Mr. Mark Sutherland.

Mark Sutherland - Lubrizol - Director, IR
Thank you, Steve, and thank you all on the line for joining us today, April 29, 2010 for a discussion of our first-quarter 2010 results which were released this morning. This call is being webcast by CCBN.com and will be available for replay beginning about 1 p.m. Eastern Time today, and continuing for the next 30 days. Our Internet site, www.lubrizol.com, has several supporting documents for this call.
Listeners can access a presentation entitled first-quarter 2010 earnings teleconference by clicking on the financial report tab on the investors page and scrolling to the quarterly earnings-webcast site. At this site you can also access the replay, a written transcript of this call, and reconciliations to GAAP financials.

Final Transcript

Apr 29, 2010 / 03:00PM GMT, LZ — Q1 2010 Lubrizol Earnings Conference Call
Our prepared remarks today include references to non-GAAP financials in our discussions of earning, EBIT and outlook. We want to remind everyone that this webcast contains time sensitive information that is accurate only as of today. Any redistribution, retransmission or reproduction of this call without written Company consent is prohibited.
Participating in the call with me today are James L. Hambrick, Chairman, President and Chief Executive Officer; Charlie Cooley, Senior Vice President and Chief Financial Officer; Greg Taylor, Vice President for Planning, Development and Communications; and Scott Emerick, our Controller.
Charlie will start today’s call with a review of our first-quarter results and provide our new outlook and assumptions for the current year. James will then provide his comments, and we will then open the line for questions and discussion.
I need to remind you that some of the information to be furnished in today’s session will constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to the risk factors and cautionary statements sections in our periodic SEC filings for additional information that could cause actual results to differ materially from those in the forward-looking statements and this teleconference.
I will now turn the conference over to Charlie.

Charlie Cooley - Lubrizol - SVP & CFO
Thank you, Mark, and good morning, everyone. The year is off to a very strong start, and here are the highlights. Revenues in the first quarter increased 30% on 28% higher volume, as all product lines experienced double-digit volume growth. Both Additives and Advanced Materials maintained their strong unit material margins, enabling the corporation to deliver a consolidated gross margin of 34%.
Lubrizol Additives successfully implemented its pricing actions announced in the fourth quarter of last year and the first quarter of this year. Lubrizol Advanced Materials established a new quarterly record for operating income. We repurchased 800,000 shares at an average price of approximately $75 per share. And this past Tuesday, our Board of Directors approved a 16% increase in our regular dividend.
In my remarks this morning, I will be referring regularly to the PowerPoint presentation that is posted on our website’s quarterly earnings webcast page. I am now on slide 4 where you can see the consolidated earnings for the first quarter of 2010 compared with the year-ago. As a reminder, all references to earnings-per-share will be on a diluted basis.
This morning we announced consolidated earnings of $2.32 per share for the first quarter of 2010, including restructuring charges of $0.01 per share. These charges primarily were related to restructuring initiatives in the Advanced Materials segment.
For comparison, in the first quarter of 2009, we reported consolidated earnings of $0.95 per share which included $0.11 per share of restructuring charges, primarily related to the companywide cost reduction actions implemented in early 2009. When we exclude the special charges in both years, adjusted earnings of $2.33 per share for the quarter were 120% higher than the $1.06 earned in the first quarter of 2009.
The primary drivers for the increase in adjusted earnings were higher shipment volumes and unit material margins and improved utilization at production facilities, partially offset by increased performance-based compensation expense and a higher effective tax rate.
Slide 5 of the presentation provides a schedule of our consolidated quarterly results, and I would like to call out a few of the more significant items. As I already noted, consolidated revenues increased 30% from the first quarter of 2009. Volume increased 28% compared with the year-ago period and improved 9% sequentially from the fourth quarter of 2009. Currency was 2% favorable to revenues in the quarter, while the combination of price and product mix was unchanged.
Gross profit increased 65% over last year and 16% sequentially. With the improved volumes and increased production this year, unabsorbed manufacturing expense associated with lower than normal production levels was only $7 million compared with $38 million in the same period last year. Lubrizol Additives higher plant utilization drove the majority of the year-over-year improvement in unabsorbed expense.
STAR expenses increased approximately 23% to $176 million. The increase primarily was due to $19 million of higher performance-based compensation expense, $7 million of higher salary and benefits expense, and unfavorable currency of approximately $3 million. When we exclude these factors, the STAR expenses essentially were unchanged.

Final Transcript

Apr 29, 2010 / 03:00PM GMT, LZ — Q1 2010 Lubrizol Earnings Conference Call
Net interest expense decreased 12%, primarily due to the absence of the negative carry and other costs associated with our first-quarter 2009 financing activities.
Turning to taxes, income was taxed at an effective rate of 33.8% for the quarter. The higher effective tax rate primarily was the result of a $3.7 million nontax charge related to the change in tax treatment of the Medicare subsidy under the new healthcare legislation, the expiration of the US Research tax credit, and finally foreign tax law changes.
Overall, we estimate that currency was $0.06 favorable to results for the quarter according to our pro forma calculation that compares actual results to pro forma results, translated at the prior-period exchange rates. Given the dollar’s recent strengthening, we project that currency will present a headwind in subsequent quarters. And I will come back to currency impact when I discuss our updated guidance.
Now I’ll turn to segment results, beginning with Lubrizol Additives on slide 6. To summarize the highlights, Additives volume rebounded 28% from the recession-impacted first quarter of 2009. The strong volume together with higher unit material margins and much better plant utilization enabled Additives to deliver another strong quarter.
Sequentially volume increased 11%, and improvements in price mix were sufficient to offset higher raw material costs. Compared with the first quarter of 2009, revenues increased 30% primarily due to the higher volume, as well as a favorable impact from currency of 2%. Price mix was neutral for the quarter.
The segment experienced higher volume in all geographic regions and product lines. Most of the improved volume was due to market recovery. Increased demand in our OEM and industrial markets helped drive volume growth in the driveline and industrial additives product line. We attribute the remainder of the higher volume to inventory restocking and favorable customer order patterns. The Asia-Pacific region experienced particularly strong volume growth of 47%.
To recap our recent pricing actions, in response to rising raw material costs in the second half of 2009, we announced a price increase late in the third quarter of 2009 that was implemented during the fourth quarter. As a result of continued increases in raw material costs, we announced a subsequent price increase in the first quarter of 2010, with a phased implementation during the first and second quarters.
Segment gross profit rose 72% to approximately $325 million, due to the higher volume and unit material margins. Segment operating income increased 108%, primarily due to the higher gross profit. Operating income as a percentage of revenues in the quarter improved significantly to 26% compared with 16.3% in the year-ago quarter and 22.8% in the fourth quarter of 2009.
I will now turn to the Advanced Materials segment on slide 7. Segment volume was up 26% from the prior-year quarter, driven by large increases in all regions and product lines. The Advanced Materials segment maintained unit material margins at the levels it achieved in the fourth quarter of last year, and as a result delivered record quarterly operating income of $61 million, which was more than double the prior-year quarter.
Revenues for the quarter were up 29% from last year. In addition to the volume impact on revenues, the combination of price and product mix improved revenues by 2%, and currency was 1% favorable to revenues. The recovery in demand that we saw in the second half of 2009 continued in the first quarter of 2010, as all product lines contributed to the segment’s 5% sequential volume growth.
By regions, volumes in Asia-Pacific were up 84% with excellent increases across all the businesses, especially in our TempRite and Estane Engineered Polymers businesses. Segment volume in each of the other three regions was up between 14% and 39%, as we have seen general increases in customer demand in all of our product lines.
I will now go into the Advanced Materials product lines in a little more detail. Revenues in the Noveon consumer specialties product line increased 18% from the first quarter of 2009. Volume was up 20% over last year due to significant increases in our Carbopol and North American surfactant businesses. Revenues in the Performance Coatings product line increased 23% from the first quarter of 2009.
Volume increased 13% as we saw increases in all regions and businesses compared to last year. Engineered Polymers product line revenues increased 45% from the prior year on 53% higher volume. Volume in our Estane business increased 66% and experienced significant increases in all regions and product areas compared to last year, especially in Asia-Pacific where demand in electronics applications has picked up significantly.

Final Transcript

Apr 29, 2010 / 03:00PM GMT, LZ — Q1 2010 Lubrizol Earnings Conference Call
TempRite CBVC volume increased 42%, largely due to the strong demand in Asia-Pacific as I noted earlier. North American construction and housing markets appear to be showing signs of stabilizing as our volumes were up 2% over last year. Segment gross profit increased 47% to approximately $126 million due to the higher volume.
The higher segment gross profit resulted in record operating income of $61 million, an increase of 138% over the first quarter of 2009, thanks to significant improvements in all product lines. As a result, Advanced Materials operating margin was a very strong 16.5% in the quarter.
I will now comment on several other financial items noted on slide 8. Corporate expenses increased approximately $20 million in the first quarter of 2010, primarily due to higher performance-based compensation expense, which was driven by the increase in our stock price as well as our excellent financial performance. Despite the large increase in earnings, cash flow from operating activities of $99 million for the quarter was down from the prior year, due to increased investment in receivables as our sales were higher.
Capital expenditures for the first three months were $30 million, off the pace we had projected initially. Some of this lower spending is the consequence of our increased manufacturing activity and the allocation of project management resources. As a result, we are reducing our 2010 projection for capital expenditures to $250 million from the $280 million.
Share repurchases totaled $60 million in the quarter as we repurchased 800,000 shares at an average price of approximately $75 per share.
Lubrizol’s balance sheet remains strong. Our cash balance at March 31, 2010 was $942 million, down slightly from the $991 million at December 31, 2009.
Now I will turn to our outlook on slide 9. Our new 2010 guidance is $8.32 to $8.72 per share, including restructuring charges of $0.08 per share, largely associated with our previously-announced decision to close a Canadian additives facility. Excluding these charges, our guidance for adjusted earnings is in the range of $8.40 to $8.80 per share, which represents an 11% to 17% increase in adjusted earnings compared with 2009.
Slide 10 shows our key assumptions for the year, some of which I will highlight. We are increasing our projection of consolidated volume growth to 9% to 10%, with Additives volume growth of approximately 9% and Advanced Materials volume growth of approximately 11%.
With ongoing attention to managing unit material margins and manufacturing costs by both segments, we continue to project a consolidated gross margin of approximately 32%, in line with 2009 results. We project consolidated STAR to be approximately 13% of revenues.
We are modeling a slightly higher effective tax rate for the year of 32.6%. We project currency to represent a headwind of approximately $0.20 per share compared with our prior guidance. Our model now assumes that the euro will average $1.35 for the balance of the year, and this compares with our prior assumption of $1.45/euro.
We project that working capital changes will involve a modest use of cash of approximately $35 million, mainly the result of higher accounts receivable driven by the higher projected sales. As noted earlier, we are lowering our projection for capital spending to approximately $250 million. We expect to make additional share repurchases of at least $40 million and possibly more, as we continue to evaluate our alternative uses of our excess cash.
And with the recently-announced 16% increase in our quarterly dividend, we now project full-year 2010 dividend payments of approximately $97 million. My final comment is that our updated guidance reflects the fact that we still have three quarters to go, which always makes projecting the full year a challenge. Volume could be an upside as indicated by the fact that second-quarter volume in both segments is shaping up to be very strong. Other factors that will be important to our results will be currency, as well as our ongoing margin management efforts.
That completes my review of the quarter, and I will now turn it over to James Hambrick.

James Hambrick - Lubrizol - Chairman, President & CEO
Thank you, Charlie. Good morning, everyone. As we noted in the earnings release issued this morning, I am very pleased by the performance of both segments. They continue to execute our strategies extremely well. Of course, Additives performance draws the most attention, but for me Advanced Materials performance this quarter and its momentum are just very impressive.

Final Transcript

Apr 29, 2010 / 03:00PM GMT, LZ — Q1 2010 Lubrizol Earnings Conference Call
We believe the fundamentals of our business have improved over the last several years, and as a result we recently communicated our upgraded three-year financial performance targets, and those are summarized on slide 11.
For consolidated sales volumes, we are projecting organic growth of about 4% to 5% per year through 2012. That is mostly driven by geographic expansion, new product introductions and general improvements in markets served. And over the same time frame, we are targeting earnings-per-share growth of about 7% to 10% per year.
Having returned our gross profit margins to level of the mid-1990s and to levels that are consistent with high-quality specialty chemical and material businesses, our goal is to maintain consolidated gross profit margin at about 33% and consolidated EBIT margin at about 20%.
We will achieve this by continuing to effectively manage the key variables of our business, namely unit material margins, product mix, manufacturing, operating expenses, as well as our STAR expenses. We believe by continuing to focus on the success of our customers, by working with them to deliver new and valuable products and services, and by continuing to execute to our overall business plans, we will achieve our 2012 goal of $10 in earnings per share.
Our basic path to this midterm goal is shown on the next slide, slide 12. Building on last year’s results and as already noted, we are off to a very good start here in the beginning of 2010. We anticipate about $1.65 in EPS growth coming from our base business growth, about $0.40 in EPS growth from mix improvement, and at least $0.40 in EPS growth from acquisitions.
The acquisition earnings assume revenues of about $250 million to $300 million and EBIT margins of about 13% to 15%. It could be higher or lower and is entirely dependent upon our M&A success.
I do need to acknowledge the recent media speculation about Lubrizol’s acquisition activities that we had difficulty addressing when they first came out. As I am sure you understand, our corporate policy is just simply not to comment on rumors and speculation. And further, we always purpose to disclose all material information by public release in a timely manner.
Now having said that, I do think considering all the attention that these rumors generated, it just seems to me it would be helpful to take this opportunity to again summarize our overall acquisition strategy and the criteria that we use to make good sound judgments about such projects. So I’m going to try in a fairly concise manner to kind of take you through a broad outline.
So, first of all, we are targeting complementary value-adding acquisitions with the objective of building our existing positions in consumer specialties, in performance coatings, in engineered polymers, and industrial additives. We have identified several specific submarkets in these sectors where we can be very successful in building market-leading positions as solution providers for our global and regional customers.
We have no practical acquisition opportunities in transportation additives, and we don’t seek to add another segment to our portfolio because we already have ample growth space within our existing portfolio. Plus, we don’t believe in conglomerates. We don’t think they add maximum value to customers or to shareholders. So that’s really kind of the basic domain description.
Now, with respect to range, I think it’s important to note that the unit material margins for Advanced Materials product lines are on par with our Additives segment. But these businesses do not have the necessary size and technological scale to deliver similar operating income profitability. They must grow organically and through acquisition in order to fully build and leverage their capabilities for our customers.
To describe what success looks like in brought quantitative terms, I’ve often said that at $400 million to $500 million in annual revenue, each of these businesses needs to be about $1 billion in size to achieve critical mass. Acquisitions in each of these areas are important growth enablers.
Our desire is to make several high-quality bolt-on acquisitions in the $100 million to $500 million range. Our work in pursuit of these acquisitions is an ongoing effort. We are typically working on several projects that are in different stages. We will evaluate opportunities outside of this size range, depending upon the candidate.
In the last three years, for example, we have completed four acquisitions, two in the industrial additives area and two in the engineered polymers area. While all four are performing very well, they were all below the low end of our desired size range.
We take acquisition candidates through a rigorous evaluation process to assess strategic fit and financial attractiveness. Frankly, we investigate far more than we consummate simply because of that rigor. Many get passed over based on quality or fit and our threshold financial benchmarks take care of most of the rest.

Final Transcript

Apr 29, 2010 / 03:00PM GMT, LZ — Q1 2010 Lubrizol Earnings Conference Call
We really do need to be confident in DCF returns that exceed our weighted average cost of capital and yield attractive net present values. And first year EPS accretion is also an important requirement.
There are size limits to what we will and can do. On the bottom end as we have grown, so has our de minimis size limit. And on the larger end, should the need for debt financing ever be a factor, we are absolutely committed to maintaining our solid investment grade credit rating.
So my hope with this brief summary of the strategy and the criteria is to provide some help to you. With respect to the here and now in practical terms, I really think it’s germane to repeat what I said last quarter. I believe we have some good 2010 acquisition opportunities, but if they don’t materialize for sound financial reasons, then we clearly have the alternative of increasing the rate of our share repurchases.
I want to thank you for appreciating that we really will and always purpose to remain disciplined in this area. I also want to thank you for understanding that there’s really not a lot more than I can add. In fact, there’s nothing more I can add in terms of specifics to the summary that I’ve just provided as we open it up to Q&A.
So as I close out my comments here, I’d like to go back to where I started. I offer my overall assessment that our organization is executing very well. We have achieved the proper earnings trajectory to reach our midterm goals and are dedicated to continue delivering consistently good results.
We know what must be done to maintain our momentum. We recognize we have a lot of work ahead of us in 2010, and we also recognize that we must focus earnestly, even now, on our 2011 plans and initiatives.
And as a final comment, in case you haven’t noticed, I have a great team, and they can execute with the very best in this industry. After the call, please take a look at the last two slides in the presentation. They compare this team’s performance to our Fortune 500 chemical industry peers and illustrate my point very well.
Now we’ll open the call for your questions.
QUESTION AND ANSWER

Operator
(Operator Instructions) David Begleiter, Deutsche Bank.

David Begleiter - Deutsche Bank - Analyst
Thank you, good morning. James, the Advanced Materials margin this quarter, are those for the full-year sustainable?

James Hambrick - Lubrizol - Chairman, President & CEO
Yes, sir. We have been making steady progress. I think you can see that. There is going to be — there’s always going to be some quarter-to-quarter fluctuation. There’s going to be mixed fluctuation. So that’s — certainly we purpose to try to do that, but there’s no guarantees. There’s a lot of headwinds, David.
I’m sure one of the questions you are going to ask is about pricing because, of course, we are trying to manage unit margins. Charlie has already talked about currency as a bit of a headwind. Really if you look at secondary and tertiary petrochemicals, I know you all are watching crude, but there really is a supply/demand factor that influences those raw materials. And we are projecting raw materials to move upward during the remainder of the year, and that will be a challenge for us.

Charlie Cooley - Lubrizol - SVP & CFO

Final Transcript

Apr 29, 2010 / 03:00PM GMT, LZ — Q1 2010 Lubrizol Earnings Conference Call
David, this is Charlie. Just to put a finer point on the margin question. Our revised outlook certainly contemplates better operating margins than we had previously anticipated for Advanced Materials. But as you know, quarter-to-quarter fluctuations will always take place. And also as you know, we really manage our business whether it’s in terms of our margin initiatives or our cost management initiatives. It’s all really about longer-term levels of profitability. So specific performance in an individual quarter isn’t necessarily an indication of how things will progress in subsequent quarters.

David Begleiter - Deutsche Bank - Analyst
And on that same issue, in Lube Additives, in Q2 will you see pricing still exceed raw materials?

Charlie Cooley - Lubrizol - SVP & CFO
Yes, I’ll try that one, David. I think I recapped in my comments in the script that we have now had two price increases over the last several months. And as you know, there continues to be base oil pressure, and this gets to just our ongoing assessment of margins, and we will be paying attention to that in coming quarters.
An important headwind also, as I noted, is currency. If you were to hold our prior currency assumption even, then actually we’d be seeing $0.20 better in earnings in 2010. So that is also going to be a factor that we obviously don’t have much control over, but that’s something that we are facing right now.

David Begleiter - Deutsche Bank - Analyst
And just getting this week’s base oil price increase, Charlie, is there a period of digestion required before you have another selling price increase in lube additives?

James Hambrick - Lubrizol - Chairman, President & CEO
David, I know how interesting this is for everyone. As I just kind of go back and reference over time my comments, first of all, we are very interested in working with our customers. Maintaining their profitability over time is as important to us as maintaining our own. This is something we’ve got to do together.
There is a natural period here. And lastly, it’s really not appropriate for me to comment about forward-looking pricing actions. We can talk about what we have done, but it just really is not appropriate for us in a public forum to talk about forward-looking pricing actions.

Charlie Cooley - Lubrizol - SVP & CFO
Yes, I would add on top of James’ comment, David, that the second price, the subsequent price increase that we’ve talked about, really for all practical purposes had no impact in the first quarter. So we should be seeing the impact of that price increase in the second quarter.

David Begleiter - Deutsche Bank - Analyst
Thank you very much.

Operator
P.J. Juvekar, Citi.

P.J. Juvekar - Citi - Analyst

Final Transcript

Apr 29, 2010 / 03:00PM GMT, LZ — Q1 2010 Lubrizol Earnings Conference Call
Yes, hi. Good morning. Charlie, can you talk about your volume growth of 28% in lube additives, and sort of break down that for us between industrial versus consumer versus OEM?

Charlie Cooley - Lubrizol - SVP & CFO
Sure, I can give you a good sense of that, I hope anyway, P.J. Because this is actually a good part of the story for lube additives, is that we are seeing some nice recovery in that part of the business. In fact, the volume growth in the driveline and industrial additives in the quarter well exceeded the volume growth of engine additives in the quarter.
Engine additives, just to give a longer-term perspective, engine additives volumes are pretty much back to their 2008 kind of run rate. But even with the really good volume growth in driveline and industrial in the quarter, we are still well behind, about 10% behind the 2008 run rate. And my point of making that comment is that that should indicate some opportunity for further recovery in that part of the business.

P.J. Juvekar - Citi - Analyst
Do you believe that there has been any pre-buying ahead of the price increases that you announced?

Charlie Cooley - Lubrizol - SVP & CFO
There are so many different factors, it’s always sort of hard to tell. There might be some pre-buy. There’s customer order pattern, there might be some restocking. It’s always very difficult to tell. In my prepared comments, we do attribute the majority of it to market recovery, and factors such as pre-buy are always a very difficult thing to really detect.

P.J. Juvekar - Citi - Analyst
Just one last question if I may about final engine oil prices. So this is what your customers sell to their customers. Can you talk about what kind of pricing are they getting? Thank you.

James Hambrick - Lubrizol - Chairman, President & CEO
Mark, you’re the one who has been tracking this better than I have. — All I can refer you to, P.J., refer you to a couple of industry trade journals. I’d looked at Lubes’n’Greases would be an example, finished Lube Report. Mark has — I think last quarter had —.

Mark Sutherland - Lubrizol - Director, IR
We talked about finished lube increases being implemented in February of this year. So to the best of our knowledge, P.J., the finished lube markets are still strong and our customers have good pricing action underway.

James Hambrick - Lubrizol - Chairman, President & CEO
P.J., the quality that is required in today’s modern engines really does give finished lubricant marketers a really high value-added product. It’s a relatively small expense of owning and operating any kind of piece of equipment from a small engine to a very, very large one, and they provide tremendous value. And as a result of that, our customers are delivering technology to end users that are very valuable. And as a result to that, their profits have dramatically improved here over the last several years, as have ours.

P.J. Juvekar - Citi - Analyst
Thank you.

Final Transcript

Apr 29, 2010 / 03:00PM GMT, LZ — Q1 2010 Lubrizol Earnings Conference Call

Operator
Laurence Alexander, Jefferies & Co.

Amanda Sigouin - Jefferies & Co. - Analyst
Good morning. This is Amanda Sigouin for Laurence. I have a question on the raw materials pressure for the Advanced Materials business. Which of these businesses do you think might have the most difficulty passing through raw material volatility?

Charlie Cooley - Lubrizol - SVP & CFO
I’ll try that one; this is Charlie. To your specific question, I wouldn’t say that there’s any of the businesses that I would call out anything particularly challenging. What I would say is that a couple points on raws. One is that the Advanced Materials segment is seeing less — overall less raw material pressure than Additives.
The product lines within Advanced Materials that are seeing the greater degree relative to the others in Advanced Materials would be Coatings and Consumer Specialties. And in fact, both those product lines have price increases out in the market right now.
And one final point, clearly the one part of our portfolio that has yet to really show any material improvement clearly is our TempRite business, particularly as it relates to North American housing. So with the depressed demand in that part of the business, clearly our pricing opportunities are just not as great.

Amanda Sigouin - Jefferies & Co. - Analyst
Thank you. And just one more on the additives business. I know it’s difficult, but just trying to get a better sense of where you think your customers’ inventory levels are right now. Thanks.

James Hambrick - Lubrizol - Chairman, President & CEO
I would say our customer inventory levels are at normal levels based on the level of business they have. Frankly, they could actually be a bit low, particularly with respect to Asia, Latin America, just simply because the usage rates are increasing at a fairly fast rate. But if I would just kind of characterize it overall globally, I would say they are at normal levels.
I mean, I don’t actually know. I’m just trying to give you a sense of what my perspective is.

Amanda Sigouin - Jefferies & Co. - Analyst
Great, thank you.

Operator
Rosemarie Morbelli, Ingalls & Snyder.

Rosemarie Morbelli - Ingalls & Snyder - Analyst
Good morning all, and congratulations. Were there any particular areas which were stronger than you expected in the first quarter? Obviously, you are raising your outlook so things are going better than behind your — beyond rather your wildest dreams. Could you help us see which areas did much better?

Charlie Cooley - Lubrizol - SVP & CFO

Final Transcript

Apr 29, 2010 / 03:00PM GMT, LZ — Q1 2010 Lubrizol Earnings Conference Call
Yes, Rosemarie. I’d go back to comments I made earlier about the industrial part of the Lube Additives segment. For example, our Metalworking Additives business had a very, very strong March. So recovery in those markets exceeded our expectations.
And actually I would say that in the Advanced Materials segment, we are generally pleased with those businesses, in particular Estane. Coatings is performing quite nicely and is exceeding our expectations so far this year.

Rosemarie Morbelli - Ingalls & Snyder - Analyst
And you are seeing that particular trend — those trends continuing into April?

Charlie Cooley - Lubrizol - SVP & CFO
Yes, that’s correct. My comments about strong volumes coming into the second quarter really extends to virtually the entirety of the corporation.

Rosemarie Morbelli - Ingalls & Snyder - Analyst
And you are expecting the gross margin for the full year to decline versus the first quarter. Is that mostly due to raw material cost increases and the price increases lagging as a general rule, or are there other factors?

Charlie Cooley - Lubrizol - SVP & CFO
No, it is primarily a raw material issue and — because as I noted earlier, we are seeing a little bit of pressure right now. As also I noted earlier, we still have three quarters to go, so it’s always difficult to look too far ahead.
Other factors in addition to raws, though, would be currency. And as I said, we’ve been looking at about $0.20 of additional headwind relative to our assumptions back at our February teleconference.

Rosemarie Morbelli - Ingalls & Snyder - Analyst
Okay, so you are expecting stronger volume growth, but then the profitability will be hit by those two factors?

Charlie Cooley - Lubrizol - SVP & CFO
Expecting stronger volume growth so far anyway, based on where the euro/dollar relationship is right now. That’s a pressure. And it’s too early to tell really what the raw material consequence will be. That will ultimately play out during the course of the year as we look at factors and determine what actions we might need to take.

James Hambrick - Lubrizol - Chairman, President & CEO
And I’d just like to add that we’ve said this several times in the past, and I know that it’s not easy because you can’t see the variable, but we really do manage unit margins. And as raws move upward, there is a natural inflation at the top-line level that tends to put downward pressure on percentages.
And we just don’t manage to percentages. We really are managing at the fundamental cash flow level, meaning unit margins. We are managing volume and mix and operating expenses, and the percentages just kind of fall where they may. We provide those as a basic guideline because we know that’s what you look at, but that’s not what we are actually managing.

Rosemarie Morbelli - Ingalls & Snyder - Analyst

Final Transcript

Apr 29, 2010 / 03:00PM GMT, LZ — Q1 2010 Lubrizol Earnings Conference Call
Okay, I appreciate that. And if I may ask one last question. The situation with PIGS countries in Europe, are those issues baked into your assumptions or could we get some additional headwind from that quarter?

Charlie Cooley - Lubrizol - SVP & CFO
I guess, Rosemarie, I would say that we remain relatively cautious about Europe. And so the sovereign debt issues that we are watching right now clearly are going to raise questions about the broader European economy. It also raises questions about the strength of the euro. The weaker the euro, the more currency headwinds we will likely see. So whether we’ve got a consensus view or not, I don’t know, but we do remain cautious about Europe.

Rosemarie Morbelli - Ingalls & Snyder - Analyst
Okay, thanks a lot.

Operator
Jeff Zekauskas, JPMorgan.

Jeff Zekauskas - JPMorgan - Analyst
Hi, good morning. If I take your first-quarter revenue total in Lube Additives of call it $950 million and I multiply it by 4, I get $3.8 billion. And your total year was call it $3.3 billion. So if the other three quarters grew by about — if the other three quarters were similar, you would grow by about 15%.
So I take it that from a revenue standpoint or a volume standpoint, the next three quarters should be smaller than the first quarter, or is that not right?

Charlie Cooley - Lubrizol - SVP & CFO
You are almost right. We typically see a first-half/second-half volume relationship with additives of 5149, something along those lines, and that’s what our model currently shows for 2010. So second-half volumes will be slightly lower than first-half based on how we are looking at it right now, Jeff.

Jeff Zekauskas - JPMorgan - Analyst
So if you have some positive price benefit, then presumably your revenues in Lube Additives for the year should grow faster than 15%?

Charlie Cooley - Lubrizol - SVP & CFO
Our model would show your statement to be accurate, not a whole lot over 15%, but yes.

Jeff Zekauskas - JPMorgan - Analyst
In terms of your raw materials, when I look at your cost of goods sold in Lube Additives and I think about your sequential volume change, it looked to me like there really wasn’t very much raw material cost pressure in the first quarter.
Is that right and is the pressure really something that we will see in the second, or will it take till the third quarter till we see it?

Charlie Cooley - Lubrizol - SVP & CFO

Final Transcript

Apr 29, 2010 / 03:00PM GMT, LZ — Q1 2010 Lubrizol Earnings Conference Call
You are right. The pricing actions that we put through back in the fourth quarter of last year were sufficient to address the continued upward pressure on raws in the first quarter. Raws have continued to rise. That prompted the subsequent price increase, and so we are anticipating a higher raw material cost in additives in the second quarter.
Jeff, if I could — I’m going to tell you something you already know, but for others listening on the line that may not know, there’s always a lag between the rise in raws relative to the responding price increase. So it’s not a surprise to us that we might be seeing a little bit of sequential margin pressure in Q2 versus Q1 as these price increases become implemented.

James Hambrick - Lubrizol - Chairman, President & CEO
Okay, Jeff, I have one more on top of this. I haven’t teased the numbers apart. I haven’t gotten that far yet. But when you specifically focus on cost of goods sold, you are also specifically focusing on mix. So there is a mix effect in there as well that needs to be accounted for before you can make kind of an absolute generalization.

Jeff Zekauskas - JPMorgan - Analyst
All right, if I can just continue with just a few short ones. You’re operating expenses sequentially in Lube Additives went from $80 million to $79 million. They went down $1 million, but your revenues went up $110 million sequentially. How did you do that?

James Hambrick - Lubrizol - Chairman, President & CEO
Well, I would say that generally speaking — and really I’ve talked about this in the past — we have a pretty high fixed-cost operating structure. I mean, I can take you into the details, but at a very high level that really is kind of the fundamental answer, is a very high operating fixed cost structure both in terms of labor, utilities, so forth and so on. And it doesn’t — and so that’s really the answer.

Jeff Zekauskas - JPMorgan - Analyst
And then I guess lastly for Charlie. So there are these various countries in Europe that seem to be having issues with their budgets. So does it make sense to hedge currencies or hedge the euro, or does it not make sense from the standpoint of Lubrizol?

Charlie Cooley - Lubrizol - SVP & CFO
Yes, it’s a question that we are often asked and always ask ourselves, because we have a greater proportion of our expenses being US dollar-based than our revenues, which are largely derived — the majority of which are derived offshore. We have mainly two long-term means by which we can effectively manage currency exposure. One is, to where we have financing opportunities offshore, to incur euro-denominated debt, and we take that opportunity whenever we can.
But the other way that we address currency really has to be through pricing, and expect or hope that the dynamics of our business enable us to effectively address those currency pressures, among other things, through our pricing action.

Jeff Zekauskas - JPMorgan - Analyst
So that could be a challenge for you in the second half?

Charlie Cooley - Lubrizol - SVP & CFO
Yes. So in my guidance, we are assuming $1.35, and right now the euro is lower than that; it’s about $1.32 right now. So if we actually hold at $1.32 for the rest of the year, that’s probably a nickel of earnings headwind relative to the guidance I had given you.

Final Transcript

Apr 29, 2010 / 03:00PM GMT, LZ — Q1 2010 Lubrizol Earnings Conference Call
If I could, Jeff, go back to a question that you had asked about manufacturing and operating expense looking like it had gone up in Q1. We had had manufacturing variances which would explain that, and that’s just as we best match our manufacturing costs to our volumes.

Jeff Zekauskas - JPMorgan - Analyst
Okay, thank you very much. Thank you for your patience.

Operator
Mike Sison, KeyBanc.

Mike Sison - KeyBanc - Analyst
Hey, guys. Congrats to a strong start to the year. In Advanced Materials when you take a look at the progression of volumes in the quarter, were any of the particular months stronger? Was there significant momentum that was had in March versus let’s say January and February?

Charlie Cooley - Lubrizol - SVP & CFO
Mike, the year started off — January started off well with all the businesses, but I think pretty much across the board March was the strongest month.

Mike Sison - KeyBanc - Analyst
Okay. So when you think about heading into the second quarter, given that March was the strongest month, April is doing better, and it tends to be sequentially stronger, is that sort of the trend we should see on a volume basis heading into the second for Advanced Materials?

Charlie Cooley - Lubrizol - SVP & CFO
Yes. So April and actually our looks at even May activity look like they might be better than initially expected. But clearly April, we are outperforming our earlier expectations for the month.

Mike Sison - KeyBanc - Analyst
Okay, great. And when you think about the outlook for base oil or raw materials, do you have a forecast embedded in your guidance?

Charlie Cooley - Lubrizol - SVP & CFO
We really don’t. There is upward pressure on base oil right now for a variety of reasons, sort of specific to supply/demand in the refining sector. But our guidance is — usually is just premised on the basis that we are going to manage our margins efficiently as we have in the past.

Mike Sison - KeyBanc - Analyst
Okay, and one last one. Charlie, in your opening comments you suggested that volume could be a little bit better if you had to look at one of the variables heading into 2010. Any particular area, region? Asia was really good for you in both segments there. Could you give us a little bit of color on what could be better in terms of volume for 2010?

Charlie Cooley - Lubrizol - SVP & CFO

Final Transcript

Apr 29, 2010 / 03:00PM GMT, LZ — Q1 2010 Lubrizol Earnings Conference Call
Well, I would say both segments actually could outperform. Within Additives, the drive on industrial would be an area, and regionally Asia, strong Advanced Materials. I would say that it’s pretty much across the board as well. I think the one thing that’s holding back Advanced Materials right now, as I noted earlier, is TempRite. We’re just waiting for North American housing to recover.
TempRite is one extension exception, though, as India which has had something short of — not much short of spectacular volume growth in India. And our expectations continue to be exceeded this year for TempRite in India.

Mike Sison - KeyBanc - Analyst
All right, thank you.

Operator
Saul Ludwig, Northcoast Research.

Saul Ludwig - Northcoast Research - Analyst
Good morning, guys. Charlie, of the $19 million increase in incentive comp in the quarter, how much was due to stock price appreciation and how much was due to a good performance?

Charlie Cooley - Lubrizol - SVP & CFO
Sure. Saul, $9 million was just marking to market based on the share price increase. So the remainder is a combination of our variable pay accruals for the entire organization, our sales incentive plan for our salesforce across the organization, as well as our annual incentive and long-term incentive for the more highly compensated employees in the Company.

Saul Ludwig - Northcoast Research - Analyst
So even though a portion of this incentive compensation is due to the general workforce, that’s still booked in the corporate category versus being charged in the segments.

Charlie Cooley - Lubrizol - SVP & CFO
Actually, there are amounts that are charged to the segments as well, so the corporate expenses is the majority of where you see the impact. But our variable pay plan, for example, those additional accruals are showing up in manufacturing and they’re showing up in research where the employees are located.

Saul Ludwig - Northcoast Research - Analyst
Okay. In the Lube Additive sector and in Advanced Materials, what was the unit change in raw material cost first quarter versus first quarter?

Charlie Cooley - Lubrizol - SVP & CFO
In Additives, unit raw material costs year-over-year were down about 5%, and in Advanced Materials for the quarter was flat.

Saul Ludwig - Northcoast Research - Analyst

Final Transcript

Apr 29, 2010 / 03:00PM GMT, LZ — Q1 2010 Lubrizol Earnings Conference Call
Then in terms of the — if you look at your — as part of gross margin, you have your raw material component, then you have all your other operating expenses. And in those other operating expenses, you, of course, had that unabsorbed overhead. Were the other operating expenses actually down in dollars because of the major change in the reduction in unabsorbed overhead?

Charlie Cooley - Lubrizol - SVP & CFO
I’m not so sure I understood the question.

James Hambrick - Lubrizol - Chairman, President & CEO
I did. Saul, there was some modest improvement, but it was not significant. It was probably timing based more than anything else.

Saul Ludwig - Northcoast Research - Analyst
I mean the dollars of operating expense —.

James Hambrick - Lubrizol - Chairman, President & CEO
Yes. The dollars of operating expense relative to our operating budgets, we’re performing a bit better. But again when we budget, we really budget for the year, and then trying to parse it down by month and by quarter, we don’t always get it exactly right. So it is down a little bit, but I wouldn’t over-interpret that. We are managing very well, but basically we are on track.

Saul Ludwig - Northcoast Research - Analyst
Okay. And then other than the influence of future stock price action on corporate expense which is hard to predict, how should we be thinking about the corporate expense number in the second, third and fourth quarters, and that will be plus or minus the stock price influence?

Charlie Cooley - Lubrizol - SVP & CFO
Hold on a sec. So corporate should run, those types of accruals aside, should run in the $17 million to $19 million a quarter.

Saul Ludwig - Northcoast Research - Analyst
And does that also include additional non-stock-based incentive comp as part of achieving the profit plan that you’ve laid out for us?

Charlie Cooley - Lubrizol - SVP & CFO
Yes, because as we continue to earn our way through the expected outcome, that should be in those numbers.

Saul Ludwig - Northcoast Research - Analyst
Great. Okay, and then one final thing. James, with the guidance that you gave for the three-year plan of getting $0.40 a share from the acquisitions, how much do you think you’ll have to spend in cash — let’s assume they were all cash deals — to get that type of return?

Charlie Cooley - Lubrizol - SVP & CFO
Saul, let me try that because I’m — if you look at chemical industry, particularly for transactions in that size range, it’s usually around one-time sales. So our modeling of $0.40, $250 million to $300 million of revenues we would — for the purposes of this guidance, we’d assume that it’d be about a one-time sale.

Final Transcript

Apr 29, 2010 / 03:00PM GMT, LZ — Q1 2010 Lubrizol Earnings Conference Call

James Hambrick - Lubrizol - Chairman, President & CEO
Saul, you’re lucky that Charlie answered that question, because I wasn’t going to.

Saul Ludwig - Northcoast Research - Analyst
Well, I appreciate that. Hey, thank you guys. Great results.

Operator
Dmitry Silversteyn, Longbow Research.

Dmitry Silversteyn - Longbow Research - Analyst
Good morning, gentlemen. Congratulations to a good start of the year. I’m glad I got on the call before it was over. A couple of questions that I’d like to follow up on the Advanced Materials portion of the business. You’ve have, both I think in the Coatings as well as in the Engineered Polymers, stronger revenue growth than volume growth.
So I guess my question is, are we talking about — I’m assuming currency was also positive, so was price mix down in those businesses year-over-year? And was that a function of price concessions given in 2009 that are just feeding through, or is there some pricing pressure as volumes pick up and people get more competitive in these markets?

Charlie Cooley - Lubrizol - SVP & CFO
Well, there’s a lot — Dmitry, I’m just looking at my model here. There’s a lot of mix that goes on here as well, so it’s really hard to say. Both — particularly in Performance Coatings sells a broad range of products into a broad range of regions and end uses. And actually as I’m looking at my model here, for the full year our outlook for coatings for the full year, revenue growth will very comfortably exceed volume growth. So there’s some nice margin growth, therefore, that comes with it.
Estane, that was the other one you asked about, right?

Dmitry Silversteyn - Longbow Research - Analyst
Yes, particularly Noveon and Engineered Polymers. I’m talking about the consumer portion of Noveon. You like had an 18% revenue growth and a 20% volume growth in Noveon, and a 45% revenue growth and 53% revenue growth in your polymers.

Charlie Cooley - Lubrizol - SVP & CFO
Yes, surfactants is — a lower margin component of the consumer specialties product line is sort of a barbell of products within it. Surfactants are fairly well below average in terms of profitability in that product line, where as our various suite of Carbopol acrylic thickeners are much higher volume, and so that can swing very large mix effects to that product line.

Dmitry Silversteyn - Longbow Research - Analyst
Okay, so my question is that there is no immediate pricing pressures that you’re starting to see as the volumes are starting to come back and there’s actually volume to be chased now.

Charlie Cooley - Lubrizol - SVP & CFO

Final Transcript

Apr 29, 2010 / 03:00PM GMT, LZ — Q1 2010 Lubrizol Earnings Conference Call
No, not at all.

Dmitry Silversteyn - Longbow Research - Analyst
Okay, good. Second question also on Advanced Materials. Clearly your Additives business benefited from OEM build rates that we saw in the first quarter, and it sounds like it’s continuing into the second quarter as well. Is your exposure to automotive and other OEM manufacturers in the Advanced Materials sufficient for that to have been a driver in your first-half results? Or is it just easy comps and some of the construction and some of the other markets coming back that are driving the results?
I guess what I’m trying to understand is as we get into the second half of the year where automotive build rates in particular are probably going to be nowhere near as robust as they are in the first half of the year, are we looking for a slowdown in the volume growth that you are posting?

Charlie Cooley - Lubrizol - SVP & CFO
Advanced Materials has some but not a material exposure to that sector. So where you will see the biggest influence as the automotive comes back will be in Additives.

Dmitry Silversteyn - Longbow Research - Analyst
So the Advanced Material recovery that you’re seeing with the construction markets stabilizing but still weak is really driven by the recovery in other early cycle markets?

Charlie Cooley - Lubrizol - SVP & CFO
Yes, that’s correct.

Dmitry Silversteyn - Longbow Research - Analyst
Okay. That’s all the questions I have. Thank you very much.

Operator
Panelists, there are no other further questions in queue at this time.

Mark Sutherland - Lubrizol - Director, IR
Okay, good. Thank you, Steve. Since there are no other questions, I’d like to thank everybody for joining us on the call today and provide some numbers for follow-up. My direct line is 440-347-1206. Steve, can you advise what the replay number is?

Operator
I certainly can. For all those that would like to enjoy the replay, please dial 1-800-475-6701 and enter the access code 151678. If you happen to be dialing from an international location, please dial 1-320-365-3844, and that dial-in — or that access code again is 151678. On behalf of today’s panelists, I would like to thank you for your participation and thank you for using AT&T. You have a wonderful day. You may now disconnect.

Final Transcript

Apr 29, 2010 / 03:00PM GMT, LZ — Q1 2010 Lubrizol Earnings Conference Call

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